Daou Systems, Inc. Master Services Agreement

Daou Systems, Inc.	{Full Client Name}
412 Creamery Way, Suite 300	{Client Address 1}
Exton, PA 19341	{Client Address 2}

This Master Services Agreement is made and entered into by and between {Full Client Name} (“{Client Abbrv.}”) and Daou Systems, Inc. (“Daou”) this {Date}th day of {Month}, 2005 (“Effective Date”).

BACKGROUND

Daou provides consulting, project management and software solution services to healthcare and other organizations in the design, deployment, and support of IT infrastructure and applications systems, as well as integration and related services. {Client Abbrv.} desires to obtain and Daou agrees to provide such services as specified herein in accordance with this Agreement and the Attachments, Exhibits, and Statement(s) of Work (“SOW(s)”) attached and made part of this Agreement. {Client Abbrv.} and Daou agree that the following terms and conditions shall govern Daou’s provision of such services and {Client Abbrv.}’s acceptance of those services. This Agreement will supersede the Master Services Agreement (MSA) between {Client Abbrv.} and Daou dated {Date}, including all related or attached SOW(s).

TERMS AND CONDITIONS

1.	Definitions.

1.1.	“Deliverables” shall mean the hardware solutions, software solutions, reports, workpapers, plans, designs, programming or other designated work product specified in the applicable SOW.

1.2.	“Fees” shall mean Daou’s fees to be paid Daou by {Client Abbrv.} for Daou’s performance of the Services and/or provision of the Deliverables as specified in the applicable SOW.

1.3.	“Services” shall mean those services (e.g., consultative, implementation, design, programming, installation) to be provided to {Client Abbrv.} by Daou as specified in the applicable SOW.

1.4.	“Agreement” shall mean this Master Services Agreement, including its attachments, exhibits, and SOWs, and including any future SOWs executed between the parties in accordance herewith.

1.5.	“Statement of Work” or “SOW” shall mean an addendum to this Agreement executed by {Client Abbrv.} and Daou that specifies the Services and/or Deliverables to be provided to {Client Abbrv.} by Daou, including any additional terms and conditions specific to that SOW.

2.	Term and Termination.

2.1.	The term of this Agreement shall be from the Effective Date of the Agreement and continue for a period of forty-eight (48) months, unless earlier terminated by either party in accordance with this Agreement; provided however, upon such termination, this Agreement shall continue to remain in effect with respect to any SOWs made a part hereunder during the term of this Agreement until such SOWs are themselves expired and performance thereunder is completed. Thereafter, this Agreement shall automatically renew for additional one (1) year terms, unless either party terminates this Agreement by providing the other party written notice of termination at least ninety (90) days prior to the termination date.

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2.2.	Each individual SOW may contain a provision governing the term, renewal, amendment, and extension options of that specific SOW.

2.3.	Either party may terminate this Agreement in whole or in part if the other party commits a material breach of the terms of this Agreement and fails to remedy, or take reasonable steps to remedy, the material breach within thirty (30) days of receipt of written notice of the material breach from the non-defaulting party. Termination of this Agreement shall not affect rights and/or obligations of the parties which arose prior to any such termination (unless otherwise provided herein) and such rights and/or obligations shall survive any such termination. This right of termination shall not be exclusive of any other remedies to which the non-defaulting party may be entitled, including equitable and injunctive relief.

3.	Services.

3.1.	Daou shall provide the Services and/or Deliverables specified in the SOW(s) mutually entered into from time to time by and between {Client Abbrv.} and Daou and attached hereto as an addendum.

3.2.	Each SOW shall describe the specific nature of the Services to be rendered to {Client Abbrv.} by Daou, and may include: (a) a description of the Services and/or Deliverables to be provided, (b) work schedule and anticipated completion date, (c) schedule of Fees, (d) assumptions related to the SOW, (e) {Client Abbrv.}’s responsibilities, and (f) applicable terms and conditions specific to the SOW.

3.3.	In the event of a conflict between the terms of this Agreement and the terms of any SOW, the terms of the SOW shall control.

4.	Fees and Payments.

4.1.	{Client Abbrv.} shall pay Daou’s Fees for the Services rendered and/or Deliverables provided by Daou per the terms of the applicable SOW.

4.2.	Customary and reasonable out-of-pocket expenses for travel, subsistence, certain communications, and similar business expenses incurred by Daou in the provision of the SOW will be billed, at actual cost, to {Client Abbrv.}.

4.3.	Other costs to {Client Abbrv.} specified in the applicable SOW (e.g., equipment provided by Daou, third-party licensing fees, etc.) shall be billed to {Client Abbrv.} per the payment terms specified therein.

4.4.	Unless otherwise specified in the applicable SOW, Daou may invoice {Client Abbrv.} on a monthly or semi-monthly basis as defined in the SOW for the Services rendered, Deliverables provided, and out-of-pocket expenses incurred by Daou. Daou’s billings to Client shall be governed by Daou’s Billing Policies and Rate Structure attached as Attachment A to the SOW.

4.5.	Payment is due within thirty (30) days of the date of Daou’s invoice. Daou shall assess {Client Abbrv.} a late payment charge on any undisputed amount that remains unpaid after it is due, computed at the lesser of one and one-half percent (1½%) per month or the maximum rate permitted by law. {Client Abbrv.} shall not be assessed a late payment charge on amounts disputed in good faith for which {Client Abbrv.} submits to Daou a written, detailed description of the dispute, provided {Client Abbrv.} pays all undisputed amounts within thirty (30) days of the date of Daou’s invoice.

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4.6.	{Client Abbrv.} shall be responsible for the payment or reimbursement of all sales, use, excise, and similar taxes, except for Daou income taxes, applicable to the Services rendered and/or Deliverables provided by Daou under this Agreement.

4.7.	Daou’s obligations and {Client Abbrv.}’s rights under this Agreement are conditional upon {Client Abbrv.}’s timely payment of all fees and charges.

5.	Confidentiality and Non-disclosure.

5.1.	“Confidential Information” shall mean, proprietary information and materials provided by one party (the “Disclosing Party”) to the other party (the “Receiving Party”), which at the time of disclosure is designated as confidential by the Disclosing Party or which by its nature would be understood to be confidential information. This includes, but is not limited to, Daou Intellectual Property (as defined in Section 6.1.1 herein), information concerning subsidiaries, affiliates and contractors, business plans, customers, employees, trading partners, trade secrets, new products and concepts, proprietary systems and technologies, financial data and operating procedures, and patient information regardless of form or media.

5.2.	Information provided by the Disclosing Party shall not be considered Confidential Information if the Receiving Party can demonstrate the disclosed information: a) was known to the Receiving Party prior to disclosure by the Disclosing Party, b) is or becomes publicly known in the public domain, c) is given to the Receiving Party by a third party who has the right to disclose the information, d) is independently created or developed by the Receiving Party, or e) is required to be disclosed by law or court of competent jurisdiction.

5.3.	Daou and {Client Abbrv.} agree that the Confidential Information made available to the Receiving Party by the Disclosing Party shall be used by the Receiving Party solely for the purposes set forth in this Agreement and the applicable SOW(s), and that no license or grant, express or implied, in the Confidential Information is made by the Disclosing Party. Unless otherwise expressly authorized by either party or required by law, all Confidential Information shall be kept in strict confidence. Daou and {Client Abbrv.} shall execute similar confidentiality and non-disclosure agreements with all officers, employees, agents, consultants and sub-contractors that may have access to Confidential Information, and agree to be responsible for any breach of this Section 5.

5.4.	{Client Abbrv.} agrees and accepts that as part of Daou’s confidential client files Daou will retain copies of the Deliverables and other pertinent work papers generated as part of the Services as evidence of the work performed for and the Deliverables provided to {Client Abbrv.} by Daou. Further, such Deliverables and other pertinent work papers may contain Confidential Information and such shall be retained in confidence by Daou per the terms of this Section 5.

5.5.	Protected Health Information

5.5.1

Background. Daou recognizes that from time to time {Client Abbrv.} may legitimately disclose to Daou Protected Health Information (as that term is defined in §164.501 45 CFR Parts 160 and 164 Standards for Privacy of Individually Identifiable Health Information, commonly referred to as the HIPAA Privacy Standard) for Daou’s authorized use in the performance of the Services. In such circumstances, Daou would meet the definition of a Business Associate (as that term is defined in §160.103 of 45 CFR Parts 160 and 164 Standards for Privacy of Individually Identifiable Health Information). Daou further understands {Client Abbrv.}’ obligation to protect the confidentiality of such Protected Health Information pursuant to the Health Insurance Portability and Accountability Act

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of 1996 (sections 1171 through 1179 of the Social Security Act), and the regulations promulgated thereunder by the Department of Health and Human Services.

5.5.2	With respect to such Protected Health Information legitimately and properly disclosed to Daou by {Client Abbrv.} regarding Daou’s performance of the Services.

5.5.2.1.	Permitted Uses and Disclosures. {Client Abbrv.} hereby authorizes Daou to use any Protected Health Information it discloses to Daou solely in a manner consistent with the Services Daou is performing for {Client Abbrv.} as provided for in the applicable SOW. For example, Daou may use Protected Health Information in the testing of the configuration of an application system that Daou is implementing on {Client Abbrv.}’s behalf; or, Daou may use Protected Health Information in the analysis of business/clinical processes it is performing on {Client Abbrv.}’s behalf. Additional restrictions, if any, regarding Daou’s authorized use of Protected Health Information may be provided for in the applicable SOW. Further, Daou will not use or further disclose such Protected Health Information other than as permitted by this Agreement or as required by law.

5.5.2.2.	Appropriate Safeguards. Daou will use appropriate safeguards to reasonably prevent the improper use or disclosure of Protected Health Information disclosed to Daou by {Client Abbrv.}. Such safeguards shall be designed, implemented, operated, and managed by Daou following Daou’s best professional judgment regarding such safeguards. Upon {Client Abbrv.}’s reasonable request, Daou will review such safeguards with {Client Abbrv.}.

5.5.2.3.	Improper Disclosure. If Daou becomes aware of any instance in which such Protected Health Information in Daou’s direct possession or control is used or disclosed other than as provided for in this Agreement, Daou will promptly report such use or disclosure to {Client Abbrv.}. Further, Daou will undertake commercially reasonable actions to mitigate any deleterious affects of such improper use or disclosure, and improve Daou’s safeguards to minimize the recurrence of such improper use or disclosure.

5.5.2.4.	Subcontractors. Any subcontractors engaged by Daou to perform any of the Services under this Agreement and who would have authorized access to such Protected Health Information will be governed by the same restrictions and conditions of this Agreement regarding Protected Health Information in accordance with Section 5.5.

5.5.2.5.	Access by Individuals to Protected Health Information. Daou acknowledges that in accordance with §164.524, §164.526, and §164.528 of 45 CFR Part 164 Standards for Privacy of Individually Identifiable Health Information individuals for whom Daou has direct possession of their Protected Health Information have the right to inspect and amend their Protected Health Information, and have the right for an accounting of uses and disclosures of such Protected Health Information except as otherwise provided in such subsections. Daou shall provide such right of inspection, amendment, and accounting of disclosures to such individuals upon reasonable notice by {Client Abbrv.}. {Client Abbrv.} acknowledges that in most circumstances Daou will not have direct possession of such Protected Health Information (i.e., {Client Abbrv.} will have direct possession and disclose such Protected Health Information to Daou for its use in the performance of the Services), in which case {Client Abbrv.} shall be responsible for such inspection, amendment, and accounting rights by individuals. Further, in most cases Daou’s use of such

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Protected Health Information will be for {Client Abbrv.} Operations (as that term is defined in §164.501 of 45 CFR Parts 160 and 164 Standards for Privacy of Individually Identifiable Health Information) and as such not subject to the accounting of disclosures requirement as referenced herein.

5.5.2.6.	Access to Records. Upon request from the Department of Health and Human Services, Daou shall make available to the Department of Health and Human Services Daou’s internal practices, books, and records relating to the use and disclosure of Protected Health Information provided to Daou by {Client Abbrv.} or created by Daou or received by Daou on {Client Abbrv.}’s behalf.

5.5.2.7.	Return of Protected Health Information. Upon request by {Client Abbrv.} or upon termination of this Agreement or upon termination of a SOW under which {Client Abbrv.} provided such Protected Health Information to Daou, Daou will, at {Client Abbrv.}’s option, either return, destroy, or de-identify all copies of such Protected Health Information in Daou’s possession.

5.6.	The terms and conditions of this Section 5 shall survive the termination of this Agreement.

6.	Ownership of Materials.

6.1.	Daou Proprietary Information

6.1.1	{Client Abbrv.} acknowledges that Daou and its suppliers retain all right, title, copyright, and proprietary interests in any and all development tools, know-how, trade secrets, methodologies, processes, plans, technologies, materials, computer programs and software, vendor lists, and other proprietary information (collectively, “Daou Intellectual Property”) used in providing the Services under this Agreement.

6.1.2	{Client Abbrv.} represents that any and all Daou Intellectual Property disclosed or provided to {Client Abbrv.} by Daou pursuant to Daou’s performance of the Services hereunder shall not be used by {Client Abbrv.} in any manner inconsistent with the purpose for which such Daou Intellectual Property was so disclosed or provided to {Client Abbrv.}.

6.1.3	{Client Abbrv.} shall limit access to Daou Intellectual Property to its employees and such agents and consultants whose responsibilities to {Client Abbrv.} require such access in accordance with Section 5 Confidentiality and Non-disclosure herein. {Client Abbrv.} shall exercise commercially reasonable safeguards over Daou Intellectual Property and shall treat Daou Intellectual Property in a manner consistent with {Client Abbrv.}’ own most Confidential Information.

6.1.4	{Client Abbrv.} recognizes that Daou Intellectual Property is a valuable asset of Daou and is not to be used in an unauthorized manner or, except as expressly specified in this Agreement, disclosed to any third party. {Client Abbrv.} acknowledges that a breach of the terms of this Section 6.1 would cause irreparable harm to Daou and Daou shall be entitled to immediate injunctive relief in addition to any and all other rights which Daou may have under this Agreement, at law or in equity.

6.2.	Daou represents to {Client Abbrv.} that Daou has the rights to any and all Daou Intellectual Property used by Daou in the performance of the Services and/or replicated in whole or part in the Deliverables. If any component of Daou Intellectual Property is owned by a third party and such component is to be embedded in or otherwise become part of the Deliverables, Daou shall obtain the right for {Client Abbrv.} to use such component in a manner consistent with the terms and conditions of this Section.

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6.3.	{Client Abbrv.} represents to Daou that {Client Abbrv.} has the rights or license to use any and all materials provided to Daou by {Client Abbrv.} for Daou’s use under this Agreement, including all materials produced by any third party.

6.4.	The terms and conditions of this Section 6 shall survive the termination of this Agreement.

7.	{Client Abbrv.} Responsibilities.

7.1.	{Client Abbrv.} understands and acknowledges that the obligations of Daou to perform in accordance with this Agreement are dependent upon, among other things, the accuracy of the assumptions and representations made by {Client Abbrv.}, the timeliness of {Client Abbrv.} management decisions, and the performance of {Client Abbrv.} personnel in meeting their obligations in accordance with the {Client Abbrv.} Responsibilities section of the applicable SOW.

7.2.	As appropriate and reasonably necessary for Daou’s performance of the Services, {Client Abbrv.} shall supply, without charge to Daou, on-site Daou personnel with suitable office and storage space and use of other normal office equipment such as telephones and copiers, including supplies.

7.3.	For Services in which Daou requires access to {Client Abbrv.}’s computer systems, including but not limited to operating systems, applications, servers, network and network equipment, circuits, physical access to data centers and wiring closets, or other information technology components (“IT Environment”), {Client Abbrv.} will provide Daou with proper access to its IT Environment, including the use of appropriately configured workstations and printers as necessary. {Client Abbrv.} shall be responsible for all costs and expenses for any associated third-party consents, approvals, and authorizations necessary to allow Daou to access, operate, and use {Client Abbrv.}’ IT Environment.

8.	Independent Contractor.

8.1.	Daou is an independent contractor as that term is commonly used and not an employee of {Client Abbrv.}. As such, Daou assumes complete responsibility for its own employees with regard to federal or state employer’s liability and withholding tax, worker’s compensation, social security, unemployment insurance, and other federal, state, and local laws.

8.2.	Further, Daou is solely responsible for any and all taxes due for any and all compensation earned by Daou under this Agreement.

8.3.	Neither party shall be deemed to be a legal representative of the other. Daou has no authority, either express or implied, to bind or obligate {Client Abbrv.} in any way.

9.	Sub-contracting.

{Client Abbrv.} acknowledges and agrees that from time to time Daou may use personnel that are not Daou employees and are independent contractors to Daou to perform some of the Services and such independent contractors shall work under Daou’s direct supervision.

10.	Non-solicitation.

The parties agree that, unless otherwise agreed to by the parties in writing, during the term of each SOW and for a period of one (1) year thereafter, neither party shall directly or indirectly solicit, hire, or otherwise retain as an employee or independent contractor an employee of the other party who was involved in the performance of any SOW.

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11.	Warranty, Indemnification and Limitation of Liabilities.

11.1.	Daou warrants that all Services shall be performed by personnel with relevant skill sets, familiar with the subject matter for the SOW, in a professional, competent and workman-like manner.

11.2.	Each party shall indemnify, defend and hold the other harmless against any actions, loss, judgement, damage or expense associated with any third party claim for bodily injury or personal property damage arising out of the indemnifying party’s performance within the scope of its responsibilities under this Agreement.

11.3.	It is understood by the parties that under the terms of this Agreement Daou is responsible for providing ideas, recommendations, and certain Deliverables (as identified in the applicable SOW) to {Client Abbrv.}, and {Client Abbrv.} shall be responsible for how {Client Abbrv.} subsequently uses those ideas, recommendations, and Deliverables. Each party shall be liable only for damages that might arise from the performance of its own responsibilities created herein.

11.4.	{Client Abbrv.} shall indemnify, defend, and hold harmless Daou and its officers, employees, partners, agents, principals, and sub-contractors, from any and all losses, liabilities, and claims, including costs and expenses, arising out of or resulting from {Client Abbrv.}’s subsequent use of Daou’s ideas, recommendations, Deliverables, or other work provided to {Client Abbrv.} by Daou under this Agreement.

11.5.	Intellectual Property Protection.

11.5.1	Daou warrants and represents that neither the Deliverables nor any Daou Intellectual Property used in the performance of the Services hereunder does or will violate or infringe upon any US patent, copyright, trade secret, or other property right of any person. If a claim is made against {Client Abbrv.} that any Deliverable or component thereof infringes or is alleged to infringe a US patent, copyright, trade secret, or property rights of any person, Daou will indemnify, defend, and hold {Client Abbrv.} harmless from such claim at Daou’s expense and will pay resulting costs, damages, and reasonable attorney’s fees finally awarded, provided: (i) {Client Abbrv.} promptly notifies Daou in writing of such a claim; and, (ii) Daou has sole control of the defense and all related settlement negotiations.

11.5.2	If any Deliverable or component thereof rendered by Daou under this Agreement is, or in Daou’s opinion is likely to be, held to constitute an infringing product, Daou shall at its expense and option immediately: (i) procure the right for {Client Abbrv.} to continue using it, (ii) replace it with a non-infringing equivalent, or (iii) modify it to make it non-infringing. If, in Daou’s judgement, none of the foregoing alternatives are commercially reasonable, then upon written request by Daou, {Client Abbrv.} shall return any infringing Deliverable or component thereof to Daou and Daou shall credit or refund to {Client Abbrv.}, at {Client Abbrv.}’s option, the actual cost of the infringing Deliverable or component thereof; if the actual cost of the infringing Deliverable or component thereof is not specifically identified in the associated SOW or specifically identified in Daou’s invoice to {Client Abbrv.} regarding same, then the determination of the actual cost of the infringing Deliverable or component thereof shall be solely determined by Daou.

11.6.

WARRANTY DISCLAIMER. ALL CONDITIONS AND WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE REGARDING THE SERVICES AND DELIVERABLES ARE HEREBY DISCLAIMED AND EXCLUDED. DAOU DOES NOT WARRANT THAT THE SERVICES OR

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DELIVERABLES PROVIDED UNDER THIS AGREEMENT WILL MEET {Client Abbrv.}’s REQUIREMENTS OR WILL PERFORM, OR BE PERFORMED, WITHOUT ERROR OR INTERRUPTION, AND DAOU EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.7.	EXCLUSIVE REMEDY AND LIMITATION OF LIABILITY. UNLESS FURTHER LIMITED ELSEWHERE IN THIS AGREEMENT, THE ENTIRE LIABILITY OF DAOU, AND {Client Abbrv.}’s EXCLUSIVE REMEDY FOR DAMAGES FROM ANY CAUSE RELATED TO OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), WILL NOT IN THE AGGREGATE EXCEED THE LESSER OF (a) THE FEES PAID TO DAOU BY {Client Abbrv.} PURSUANT TO THE SOW(S) (FOR WHICH SUCH SERVICES GAVE RISE TO THE LIABILITY) FOR THE TWELVE (12) MONTHS PRIOR TO THE MONTH IN WHICH THE MOST CURRENT EVENT GIVING RISE TO THE LIABILITY OCCURRED, OR (b) THE FEES PAID TO DAOU BY {Client Abbrv.} PURSUANT TO THE SOW(S) FOR WHICH SUCH SERVICES GAVE RISE TO THE LIABILITY. THIS LIMITATION OF LIABILITY DOES NOT APPLY TO CLAIMS COVERED BY SECTION 11.2 AND SECTION 11.5.

11.8.	DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL DAOU BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUES, PROFITS OR SAVINGS, OR LOSS OF OR DAMAGE TO {Client Abbrv.} DATA FROM ANY CAUSE, EVEN IF DAOU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.9.	No action, regardless of form, arising out of the subject matter of this Agreement may be brought by either party more than one (1) year after the cause of action has occurred, provided however that an action for non-payment may be brought within one (1) year of the date of the last payment.

12.	Force Majeure. Except for {Client Abbrv.}’s payment obligation to Daou, neither party shall be liable to the other for any delay or inability to perform its obligations under this Agreement if such delay or inability arises from an act, event, or cause beyond its reasonable control. In the event of such a delay or inability to perform, the time for performance shall be extended for a period of time at least equal in length of the delay. If a force majeure event occurs and upon mutual agreement between Daou and {Client Abbrv.}, Daou may assign performance of its responsibilities to a third party.

13.	Miscellaneous.

13.1.	Insurance.

13.1.1	Each party shall maintain comprehensive public liability and property damage insurance, insuring against liability for, among other things, bodily injury and property damage.

13.1.2	During the term of this Agreement, Daou shall maintain General Liability insurance coverage at a minimum of $1,000,000 per occurrence and $3,000,000 in the aggregate.

13.2.	Licenses and Permits. Daou and {Client Abbrv.} agree to obtain and maintain all applicable permits and licenses required to perform the SOW(s) contemplated by this Agreement.

13.3.

Examination of Records. Until the expiration of four years after the furnishing of any of the Services pursuant to this Agreement, or for such longer period as required by law or regulation, Daou agrees to make available upon the written request of the Secretary of Health and Human Services or the Comptroller General, or their representatives, this

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Agreement and such books, documents and records as may be necessary to verify the nature and extent of the costs of the services rendered hereunder to the full extent required by the Health Care Financing Administration implementing Section 952 of the Omnibus Section 1395x(v)(1)(1), or by any applicable federal or state authority.

13.4.	Entire Agreement. This Agreement, including its attachments, exhibits, and SOW(s), sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes any and all prior oral and written agreements, understandings or quotations regarding the subject matter of this Agreement. No amendment, alteration, modification or cancellation of the provisions of this Agreement shall be binding unless made in writing and signed by both parties. Printed terms and conditions on {Client Abbrv.}’s purchase orders shall not apply to the Services or Deliverables provided under this Agreement.

13.5.	Severability. In the event a court of competent jurisdiction finds a provision of this Agreement to be invalid or unenforceable, the invalidity of that provision shall not affect the validity of the remaining provisions of this Agreement, which shall remain in full force and effect as if the invalid provision had been omitted.

13.6.	Choice of Law. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania. Any suit or action arising under this Agreement shall be brought in a State or Federal Court in Chester County, Commonwealth of Pennsylvania.

13.7.	Waiver. The failure of either party in one or more instances to insist upon strict performance of any of the terms of this Agreement will not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms on any future occasion.

13.8.	Assignment. Except as otherwise specified herein, this Agreement or any SOW, shall not be assigned by either party without the express prior written consent of the other except to a parent or subsidiary, or to a successor by purchase merger or acquisition. No assignment shall relieve the assignor of its obligations under this Agreement. Any assignment not in accordance with these provisions shall be void.

14.	Notice.

All notices, requests, demands or other communications to either party shall be in writing and will be deemed to have been duly given if personally delivered, or if sent by overnight courier or mailed with package tracing capability, to the other party at:

Daou:	{Client Abbrv.}:
{Client Contact Name}
Chief Financial Officer	{Client Contact Title}
Daou Systems, Inc.	{Client Full Name}
412 Creamery Way, Suite 300	{Client Address 1}
Exton, PA 19341	{Client Address 2}

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IN WITNESS WHEREOF, and intending to be legally bound, Daou and {Client Abbrv.} have executed this Agreement on the Effective Date.

Daou Systems, Inc. 412 Creamery Way, Suite 300 Exton, PA 19341	{Client Full Name} {Client Address 1} {Client Address 2}

By:	By:

Authorized Signature	Authorized Signature

Name (Type or Print)	Name (Type or Print)

Title	Title

Date	Date

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